Exhibit 10.24

DATED

22 April 2025

memorandum of understanding

between

80 Mile plc

and

March GL Company

PARTIES

(1)	80 MILE PLC, a company incorporated in England and Wales with registered number 05389216 whose registered office is at 6 Heddon Street, London, England W1B 4BT (80 Mile); and

(2)	MARCH GL COMPANY, a company incorporated in the United States of America under the laws of Texas, whose registered address is at 290 Dexter Street, Denver, CO 80220 (March GL),

(each a party and together the parties).

BACKGROUND

(A)	March GL is proposing to fund certain drilling projects in the Jameson Land region, Greenland (the Project) covering the Jameson Concession (as defined below). The Jameson Land region, encompasses 8,429 square kilometers (“km²”) and is an onshore industrial gas basin (the Jameson Land Basin). This memorandum of understanding (MOU) sets out the proposed terms of the Project and the means in which the parties intend to implement the Project (the Proposed Transaction).

(B)	On 10 July 2024, shareholders of 80 Mile approved its acquisition offer of White Flame Energy Limited (White Flame). Pursuant to 80 Mile exercising its options in White Flame, 80 Mile now has 96.642%ownership and control of White Flame. The Greenland Government previously awarded three exploration and exploitation licences to the entity White Flame Energy A/S (White Flame A/S), a subsidiary of White Flame, which cover the Jameson Land Basin (together, these licences are referred to as the Jameson Concession). The Jameson Concession is in the name of White Flame A/S, which in turn is 100% owned by White Flame which is a majority owned subsidiary of 80 Mile.

1.	Contributions to the Project and finance

1.1	Clauses 1.3, 1.4, 1.5 1.7 and 1.9 are legally binding.

1.2	March GL wishes to participate in the exploration and development of the Jameson Concession.

1.3	The parties have agreed that in consideration for March GL funding 100% of all costs and expenses in relation to the drilling of the first well at the Jameson Concession (coordinates of the first drilling operation to be determined and set out in the definitive agreement or agreements) (Project 1) 80 Mile shall assign or cause to be transferred a 50% legal and beneficial interest in either White Flame or in White Flame A/S or in the Jameson Concession (the final structure of the transfer or assignment of the 50% legal and beneficial interest to be determined and agreed in the definitive agreements) (the 50% Interest). For the avoidance of doubt assignment or transfer of the 50% Interest shall be subject to, inter alia, satisfaction or waiver of the Conditions (as defined below) and the completion of Project 1.

1.4	March GL shall be appointed as field operation manager in respect of Project 1 (details of such appointment to be agreed on or before completion of the Proposed Transaction) and, if applicable, in respect of Project 2 (as defined below). In its role as field operation manager, March GL shall procure that the following agreements are entered into:

(a)	an agreement with a shipping company, pursuant to which March GL shall pay all the costs to transport equipment owned by 80 Mile (listed in Schedule 1) from Dundas, Greenland to the Jameson Land Basin;

(b)	an agreement with a drilling company pursuant to which March GL shall pay all the costs of shipping a drilling rig capable of drilling 3500 meters to the Jameson Land Basin; and

(c)	an agreement with Halliburton Company to become the project manager (Project Manager) for Project 1 (the Project Management Agreement), on terms to be agreed between the parties. The Project Management Agreement will include a provision for the exploration by the Project Manager and possible additional financing options from the Project Manager.

1.5	March GL intends to also enter into a drilling contract to begin drilling operations in the summer of 2025, and with such drilling operations to begin no later than the summer of 2026, subject to the receipt of additional funding.

1.6	Following transfer or assignment of the 50% Interest to March GL the parties will negotiate in good faith the appointment of March GL as operator of the Project and as soon as possible thereafter enter into a joint operator agreement or similar regulating the operations of the Project, in agreed form.

1.7	80 Mile shall grant to March GL an option to participate in a second well drilling operation in respect of the Jameson Concession (Project 2) which shall be exercisable for a period of 14 months following the successful completion of Project 1 and shall be subject to March GL funding 100% of the costs and expenses of such drilling operation. On the successful completion of Project 2 80 Mile shall assign or cause to be transferred a 20% legal and beneficial interest in either White Flame or in White Flame A/S or in the Jameson Concession (the final structure of the transfer or assignment of the 20% legal and beneficial interest to be determined and agreed in the definitive agreements) (the 20% Interest). For the avoidance of doubt assignment or transfer of the 20% Interest shall be subject to, inter alia, satisfaction or waiver of the Conditions (as defined below) and the completion of Project 2.

1.8	March GL will also hire a political consulting firm in the US to facilitate potential grants and assistance from the US government.

1.9	Upon signing of the Definitive Agreements (as defined below), in consideration for the mutual undertakings and obligations in this MOU, March GL shall pay US$500,000 to 80 Mile.

2.	Conditions and approvals

2.1	Clause 2.6 is legally binding.

2.2	Completion of the Definitive Agreements (as defined below) is subject to the following conditions (the Conditions) being satisfied or waived (if capable of waiver) on or before the date falling 6 months from the date of this MOU (the Long Stop Date):

(a)	the parties entering into definitive agreements, in agreed form, in respect of the Proposed Transaction on the terms of this MOU (Definitive Agreements);

(b)	there being no material adverse change in the business, operations, assets, position (financial, trading or otherwise), profits or prospects of 80 Mile between the signing of this MOU and completion;

(c)	no legislation or regulation being proposed or passed that would prohibit or materially restrict the implementation of the definitive agreements, assignment of the Jameson Concession or the participation in the Project of either party;

2.3	Should the Conditions not be satisfied or waived on or before the Long Stop Date then this MOU shall automatically terminate and shall be of no further force or effect other than in respect of those provisions which are intended to continue in force following such termination.

2.4	Subject to clause 2.7, completion of the transfer of the 50% Interest shall be subject to, to the extent required, 80 Mile obtaining the approval of the Greenland Government in respect of such transfer.

2.5	Subject to clause 2.7, completion of the transfer of the 20% Interest shall be subject to, to the extent required, 80 Mile obtaining the approval of the Greenland Government in respect of such transfer.

2.6	If for any reason Greenland Government does not approve the transfer under 2.4 and 2.5, 80 Mile shall hold the 50% Interest, and if applicable the 20% Interest, on trust for the benefit of March GL until such time as March GL is the legal and beneficial holder of the 50% Interest, and if applicable the 20% Interest.

2.7	Pending the approvals pursuant to clause 2.4 and if applicable, clause 2.5, 80 Mile shall provide an undertaking in the Definitive Agreements that it shall procure all necessary consents are obtained for the transfer or assignment of the 50% Interest and if applicable the 20% Interest on completion of Project 1 and Project 2 respectively and pending the receipt of such consents, subject to the terms of this MOU, shall hold the 50% Interest, and if applicable the 20% Interest, on trust for the benefit of March GL until such time as March GL is the legal and beneficial holder of the 50% Interest, and if applicable the 20% Interest.

3.	Warranties

3.1	The Definitive Agreements shall contain warranties customary for a transaction of this type and size including, for the avoidance of doubt, the ownership of White Flame, White Flame A/S, the Jameson Concession and the good standing of the Jameson Concession.

3.2	Upon signing this MOU, 80 Mile warrants to March GL the following:

(a)	the Jameson Concession, held in the name of White Flame A/S:

(i)	is legally and beneficially owned by White Flame A/S with good and marketable title;

(ii)	is not terminable as a result of the change of control;

(iii)	is held in good standing;

(iv)	does not contain terms prohibiting its assignment or novation; and

(v)	is not likely to be terminated or contain unduly onerous terms; and

(b)	there are no disputes relating to the Jameson Concession.

4.	Termination and liquidation

4.1	If either party materially breaches the agreement governing the Project or the Jameson Concession, becomes insolvent or is subject to a change of control, the other party shall be entitled to purchase its interest in the Project at a price pursuant to a mechanism to be agreed in the Definitive Agreements.

4.2	The Definitive Agreements will include a provision which will provide that if the Project or the Jameson Concession is cancelled or terminated, the parties will endeavour to ensure that, before cancellation, assets contributed by each party will, so far as possible, be transferred back to that party.

4.3	Following completion of the Proposed Transaction if for whatever reason the Project does not proceed or the Definitive Agreements are cancelled or terminated, notwithstanding the legally binding provisions, March GL shall be responsible for and shall bear 100% of the costs for ensuring that the sites the subject of the Project is restored to its original state including the removal of all plant, machinery and equipment.

5.	Language

The negotiations will be conducted in English and all legal agreements relating to the Project will be prepared in English.

6.	Exclusivity

6.1	In consideration of the mutual undertakings each party gives to the other in this clause, each party warrants that it is not currently carrying out any of the activities listed in this clause and undertakes that from the date of this MOU until the earlier of the Long Stop Date or completion of the Proposed Transaction it shall not:

(a)	commence or continue negotiations for the sale or any other type of disposal of all or a significant part of the Project or the Jameson Concession to a third party; or

(b)	commence or continue negotiations about a potential joint venture with a third party, the business of which may overlap with the proposed business of the Project; or

(c)	disclose any information (including, without limitation, information about the Project or the Jameson Concession) to a third party for the purpose of negotiations relating to a sale, licence, or other disposal or joint venture described in (a) to (b) above; or

(d)	seek, encourage or respond to any approach that might lead to negotiations relating to a sale, licence, or other disposal or joint venture described in (a) to (c) above.

6.2	Each party shall ensure that its employees, agents and advisers comply with the undertakings in this clause as if they were the relevant party.

7.	Costs

7.1	This clause is legally binding.

7.2	Each party shall be responsible for its own costs (including, without limitation, advisors relating to the preparation of documents costs relating to the investigations of the business to be contributed by the other party to the Project.

8.	Confidentiality and announcements

8.1	This clause is legally binding.

8.2	No party shall disclose this MOU or any information supplied in connection with this MOU or the terms of this MOU without the prior written consent of the other parties, save as required by applicable law or regulation, any applicable governmental or other regulatory authority, or an applicable stock exchange requirement (whether imposed pursuant to statute or contract), or if required in connection with any legal, administrative or arbitration proceedings, and further save that each party may make it available to:

(a)	its respective directors, officers and employees and auditors;

(b)	its respective professional advisers;

(c)	provided that any person to whom disclosure is made pursuant to clauses (a) to (b) above is under a professional obligation of confidentiality or agrees to maintain confidentiality of such information on the same basis.

9.	Governing law and jurisdiction

9.1	This clause is legally binding.

9.2	This MOU, and all negotiations and any legal agreements prepared in connection with the Project, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with them or their subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

9.3	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this MOU, the negotiations relating to the proposed Project and any legal agreements prepared in connection with the Project or their subject matter or formation.

Each party hereby confirms its agreement to the terms contained in this MOU.

Date:	22 April 2025

/s/ Eric Sondergaard		Director,

duly authorized for and on behalf of 80 Mile plc

Date:	22 April 2025

/s/ Robert Price		Director,

duly authorized for and on behalf of March GL Company